Exhibit 15(a).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333–12958, No. 333–11288, No. 333–118619 and No. 333–123666 on Form S–8 and No. 333-145834 on Form F-3 of our reports dated June 30, 2009, relating to the consolidated financial statements of CDC Corporation and subsidiaries (the Company) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on January 1, 2007), and the effectiveness of CDC Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of CDC Corporation and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Atlanta, GA

June 30, 2009